EXHIBIT 5.1


                       [ADVANTA CORP. LETTERHEAD]


July 29, 1996


Advanta National Bank
501 Carr Road
Wilmington, DE 19809

RE:   ADVANTA GOLD MASTER TRUST
      ADVANTA NATIONAL BANK
      REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

      I am Vice President, Secretary and General Counsel of Advanta Corp., the parent company of Advanta National Bank ("ANB"), a national banking association, and in that capacity counsel to ANB. I have acted as counsel to ANB in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed by ANB with the Securities and Exchange Commission in connection with the registration by ANB of Asset Backed Certificates (the "Certificates") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a "Prospectus Supplement") to the Prospectus (the "Prospectus") included in the Registration Statement.

      As described in the Registration Statement, the Certificates of each series will be issued by a master trust (the "Advanta Gold Master Trust") to be created pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") by and between ANB, as Transferor and Servicer, and a trustee to be identified (the "Trustee").

      I have examined and relied upon the forms of Pooling and Servicing Agreement, Series Supplement (a "Series Supplement") and underwriting agreement (an "Underwriting Agreement") incorporated by reference as exhibits to the Registration Statement. In addition, I have examined and considered executed originals or counterparts, or copies certified or otherwise identified to my satisfaction as being true copies, of such certificates, instruments, documents or other corporate records of ANB and matters of fact and law as I have deemed necessary for the purposes of the opinion expressed below.

      In my examination, I have assumed the genuineness of all signatures, the authenticity of all items submitted to me as originals, the conformity with originals of all items submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

      I am licensed to practice law only in the Commonwealth of Pennsylvania and I express no opinion as to the laws of any other jurisdictions except the laws of the United States of America and except to the extent that matters of Delaware corporate law are involved in the opinions set forth below. With respect to any opinions concerning Delaware corporate law, you are aware that I am not admitted to the Bar in the State of Delaware and I am not an expert in the law of such jurisdiction, and that any such opinions concerning Delaware corporate law are based upon my general (although not necessarily complete) familiarity with the Delaware General Corporation Law as a result of my prior involvement in transactions involving such law.

      Based upon and subject to the foregoing, it is my opinion that when a particular series of Certificates to be issued pursuant to the Registration Statement has been duly and validly authorized by ANB and when such Certificates are executed by the Trustee in accordance with the provisions of the Pooling and Servicing Agreement and the applicable Series Supplement and are paid for by the underwriters thereof pursuant to the applicable Underwriting Agreement, such series of Certificates will be legally issued, fully paid, and non-assessable.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus and any Prospectus Supplement included in the Registration Statement.


Very truly yours,

/s/ Gene S. Schneyer
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Gene S. Schneyer
Vice President, Secretary and General Counsel